Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

July 8, 2025

Thumzup Media Corporation

10557-B Jefferson Blvd.

Culver City, CA 90232

Attention: Robert Steele, Chief Executive Officer

Re: Registration Statement on Form S-3 (SEC File No. 333-______)

Ladies and Gentlemen:

We have acted as counsel to Thumzup Media Corporation, a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3, under the Securities Act of 1933, as amended, (the “Act”) to be filed with the SEC by the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the shares of Common Stock offered for sale by the Prospectus.

As such counsel, we have examined the Registration Statement and copies certified or otherwise, identified to our satisfaction of the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws and such other documents, records, and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters material to this opinion without having independently verified such factual matters.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or copies, and the authenticity of the originals of all documents submitted to us as copies.

The opinions expressed herein are limited to the corporate laws of the State of Nevada, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Thumzup Media Corporation

July 8, 2025

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.